Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

March 16, 2007

Via EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Broadridge Financial Solutions, LLC

Registration Statement on Form 10

Ladies and Gentlemen:

On behalf of our clients, Broadridge Financial Solutions, LLC, a Delaware limited liability company (the “Company”), and Automatic Data Processing, Inc., a Delaware corporation and the parent of the Company, we are transmitting for filing with the Securities and Exchange Commission (the “Commission”) in electronic form Amendment No. 4 to the Registration Statement on Form 10 (the “Registration Statement”) in connection with the proposed registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended.

Should you have any questions regarding the Registration Statement, please feel free to contact Raphael M. Russo at (212) 373-3309 or the undersigned at (212) 373-3296.

Very truly yours,

/s/ Brian S. Korn

Brian S. Korn

cc:	Adam D. Amsterdam, Esq.
General Counsel
Automatic Data Processing, Inc., Brokerage Services Group
Maria Allen, Esq.
Senior Corporate Counsel
Automatic Data Processing, Inc., Brokerage Services Group
Richard S. Borisoff, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
New York Stock Exchange (Via EDGAR)

Should you have any questions regarding the Registration Statement, please feel free to contact Raphael M. Russo at (212) 373-3309 or the undersigned at (212) 373-3296.

Very truly yours,

/s/ Brian S. Korn

Brian S. Korn

cc:	Adam D. Amsterdam, Esq.
General Counsel
Automatic Data Processing, Inc., Brokerage Services Group
Maria Allen, Esq.
Senior Corporate Counsel
Automatic Data Processing, Inc., Brokerage Services Group
Richard S. Borisoff, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
New York Stock Exchange (Via EDGAR)